Exhibit 10.3

SEPARATION AND TRANSITION AGREEMENT

SEPARATION AND TRANSITION AGREEMENT made and entered into in Reading, Massachusetts, by and between Keurig Incorporated (the “Company”), a Delaware corporation and a wholly owned subsidiary of the Parent (as defined below) with its principal place of business at Reading, Massachusetts, Green Mountain Coffee Roasters, Inc. (the “Parent”), a Delaware corporation with its principal place of business at Waterbury, Vermont, and Nicholas Lazaris, of Newton, Massachusetts (the “Executive”), effective as of the Effective Date defined in Section 1(a) hereof.

WHEREAS, the Executive has been employed as President of the Company pursuant to a written agreement dated May 2, 2006 (the “Employment Agreement”) and has indicated a desire to resign his employment with the Company without Good Reason, as defined in the Employment Agreement, upon and subject to the terms and conditions set forth herein, which resignation the Company desires to accept;

WHEREAS, the Executive has provided the Company valuable service during his employment;

WHEREAS, the Executive and the Company desire that the Executive’s departure from the Company be smooth for both parties and therefore wish to set forth clearly the terms of such departure; and

WHEREAS, the Company therefore accepts the resignation of the Executive on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Dates.

(a) For purposes of this Agreement, the "Effective Date" shall be the day on which the last of the parties to execute and deliver this Agreement has executed and delivered this Agreement.

(b) For purposes of this Agreement, the “Transition Date” shall be the earlier of June 16, 2008 or such date designated by the Chief Executive Officer of the Parent (the "CEO"), by notice to the Executive, on which a new President of the Company commences full time employment as such. If the Transition Date does not occur prior to the Separation Date, then there shall be no Transition Date or Transition Period hereunder.

(c) For purposes of this Agreement, the "Separation Date" shall be August 15, 2008 or such earlier date as the Executive's employment with the

Company terminates for any reason. If there is no Transition Date, references herein to the Transition Date shall be deemed to be references to the Separation Date, where the context so requires.

2.	Resignation. The Executive hereby resigns (a) his employment with the Company, effective as of the Separation Date and (b) his position as President of the Company and as a member of the Board of Directors of the Company, effective as of the Transition Date. Subject to the respective effective dates of these resignations, each of these resignations shall be final and irrevocable as of the Effective Date. Notwithstanding anything else in this Agreement, each of the Company and the Executive may terminate the Executive's employment prior to the Separation Date, subject to the obligations of the parties set forth or referenced herein.

3.	Continuation Period. The period from the Effective Date through the Transition Date shall be the “Continuation Period.” During the Continuation Period, the Executive shall continue to serve as the Company’s President and a member of the Company's Board of Directors, and shall have such duties and responsibilities as provided in Sections 3(a) and 3(b) of the Employment Agreement, and during the Continuation Period the Parent shall cause the Executive to be re-elected as such a member of the Company's Board of Directors. Notwithstanding the foregoing and for the avoidance of doubt, it is understood and agreed that once the Parent publicly discloses the Executive's resignation as set forth herein, or such resignation otherwise becomes public knowledge without breach by the Executive of Section 13(a) of this Agreement, then the Executive will be allowed (i) to work on career- related matters during the workday, provided doing so does not interfere with his performance of his duties and responsibilities hereunder and (ii) to join the board of directors or other governing body of one or more other entities so long as the Executive's membership thereon does not violate Section 9 of the Employment Agreement.

4.	Transition Period.

(a) The period from the Transition Date through the Separation Date (if any) shall be the “Transition Period.” During the Transition Period, the Executive shall continue as a Company employee as Special Advisor to the CEO.

(b) During any part of the Transition Period through June 16, 2008, the Executive shall be assigned such projects and tasks reasonably relating to his former position as President of the Company or the transition therefrom as can reasonably be completed during the working time described in this Section 4(b). During such part of the Transition Period: (i) the Executive shall be required to perform services during regular business hours no more than three weekdays per week, and may perform such services from his home unless his presence is required for business meetings (which shall be scheduled not less than one business day in advance), (ii) the Executive shall not be required to use time he has accrued under the Company’s Combined Time Off (“CTO”) program for the two weekdays per week that he is not required to perform services on the Company’s behalf and (iii) in the event the Executive is required to perform services on an additional weekday or weekdays during the work week, the number of days he shall be required to perform services in the following work week shall be reduced accordingly.

(c) During any part of the Transition Period occurring on or after June 17, 2008, subject to the limitations set forth in this Section 4(c), the Executive shall be reasonably available to assist the CEO with projects and tasks reasonably relating to the Executive's former position as President of the Company or the transition thereform. During such part of the Transition Period: (i) the Executive shall not be required to be available or to perform services more than two weekdays per week and (ii) the Executive shall not be required to report to the Company's offices but shall determine, in his reasonable discretion, the time and place for the performance of such services, subject to the Executive being reasonably available for consultation in connection with the Kraft Litigation (as defined in the Agreement for Consulting Services).

(d) Following the Transition Date, the Executive shall move from his current office location in the Company’s offices to another suitable private office in the same facility designated for his exclusive use by the CEO, and the Executive shall be entitled to use such office through the Separation Date. The costs and expenses associated with such move shall be paid by the Company.

5.	Compensation and Benefits Through the Separation Date. Through the Separation Date:

(a) The Company will continue to pay the Executive his base salary in effect immediately prior to the Effective Date at the rate of Three Hundred Twenty-Six Thousand Five Hundred and Sixty ($326,560) per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company;

(b) The Executive shall be entitled to continue to participate in any and all employee benefit plans of the Company or the Parent in which he was participating immediately prior to the Effective Date;

(c) The Executive shall be entitled to continue to accrue CTO and to use accrued CTO, subject to the CTO policy and the prior approval of the CEO, such approval not to be unreasonably withheld; and

(d) The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum per month limit set by the CEO and to such reasonable substantiation and documentation as may be specified by the Company, the CEO or the Board of Directors of the Parent from time to time, provided that all such requests for reimbursement shall have been submitted to the Company by the Executive not later than thirty days following the Separation Date and that all such payments shall be made not later than thirty days following the receipt of such properly substantiated requests for reimbursement.

6.	Stock Options.

(a) Attached hereto as Exhibit A is a schedule of all outstanding stock options previously granted to the Executive (each, a "Stock Option") (i) pursuant to the Keurig Incorporated Fifth Amended and Restated 1995 Stock Option Plan (the “1995 Plan”) and the Keurig, Incorporated 2005 Stock Option Plan (the "2005 Plan"), (ii) as a Nonstatutory Stock Option "inducement grant" (the “2006 Lazaris Inducement Grant”) and (iii) pursuant to the Green Mountain Coffee Roasters 2006 Plan (the "GMCR 2006 Plan" and, together with the 2005 Plan and the 1995 Plan, the "Stock Plans"). Through the Separation Date, the Stock Options shall continue to vest in accordance with and subject to the limitations and restrictions set forth in the governing terms of the applicable Stock Plan and/or the option agreement or other award documentation pertaining to the Stock Options. For the avoidance of doubt, and without limitation of Section 6(b), the parties acknowledge that, through the Separation Date, the following Stock Options shall vest with respect to the number of shares set forth below:

(i)	Stock Options for 7,650 shares granted pursuant to the 2005 Plan shall vest on April 7, 2008;

(ii)	Stock Options for 4,518 shares granted pursuant to the 1995 Plan shall vest on June 10, 2008;

(iii)	Stock Options for 37,500 shares granted pursuant to the 2006 Lazaris Inducement Grant shall vest on June 15, 2008; and

(iv)	Stock Options for 6,000 shares granted pursuant to the GMCR 2006 Plan shall vest on June 14, 2008.

(b) Notwithstanding the provisions of Section 6(a) or any other provision of this Agreement, the Employment Agreement, any Stock Plan or agreement evidencing a Stock Option, if the Separation Date occurs prior to August 15, 2008 for any reason other than termination by the Company of the Executive's employment with the Company hereunder for Cause (as defined herein) or termination by the Executive of his employment with the Company hereunder without Good Reason, then on the Separation Date all of the Stock Options referred to in Section 6(a) shall, to the extent not theretofore vested, automatically vest immediately prior to such termination with respect to the number of shares set forth in such Section 6(a) (i)-(iv), provided, that, to the extent the terms of the applicable Stock Option Plan under which a Stock Option was granted provide for acceleration of vesting with respect to a greater number of shares subject to such Stock Option than such number of shares set forth in such Section 6(a) upon the termination of the Executive's employment, then on the Separation Date such Stock Option shall, to the extent not theretofore vested, automatically vest immediately prior to such termination with respect to such greater number of shares.

(c) From and after the Separation Date, the Executive will be entitled to exercise each Stock Option that, as of the Separation Date, is both vested and still outstanding (i.e., that has not earlier expired or been exercised), such exercise to be in accordance with and subject to the limitations and restrictions set forth in the governing terms of the applicable Stock Plan and/or the option agreement or other award documentation pertaining to the Stock Options.

(d) Each outstanding Stock Option that is not vested on the Separation Date shall expire upon the Separation Date.

7.	Final Salary and Paid Time Off. On the first regular Company payday following the Separation Date, the Executive shall receive any Base Salary earned during the final payroll period of his employment, through the Separation Date, to the extent not previously paid, as well as pay for the CTO the Executive had earned and not used as of the Separation Date determined in accordance with Company policy and as reflected on the books of the Company.

8.	Severance Benefits.

(a) In consideration of the Executive’s acceptance of this Agreement and subject to his execution and non-revocation of a release of claims in the form attached as Exhibit B (the “Post-Employment Release”) no earlier than the Separation Date and not later than the date which is twenty-one (21) days following the Separation Date, then without limitation of and subject to Section 8(b), the Company shall pay to the Executive, as severance to which the Executive would otherwise not be entitled, a lump-sum payment in the gross amount of One Hundred Ninety Five Thousand Nine Hundred and Thirty-Six Dollars ($195,936.00) (the "Severance Payment") unless the Separation Date occurs prior to August 16, 2008 due to termination by the Company of the Executive's employment with the Company for Cause or termination by the Executive of his employment with the Company without Good Reason, in which case no Severance Payment will be due. The Severance Payment shall be made on the date which follows the Separation Date by six (6) months and one day.

(b) If the Separation Date occurs prior to August 15, 2008, to the extent the terms of the Employment Agreement (including by reference to the ERA, if applicable) would entitle the Executive to severance payments and benefits more favorable to the Executive than the Severance Payment provided for in Section 8(a), then the Executive shall be entitled to receive, and the Company shall pay and provide to the Executive, such payments and benefits in accordance with and subject to the terms of the Employment Agreement, subject, however, to Section 15(c).

9.	Post-Separation Services. Simultaneous with the execution of this Agreement, the Executive and the Company shall enter into the Agreement for Consulting Services, attached hereto as Exhibit C (the "Agreement for Consulting Services").

10.	Withholding. All payments made by the Company to the Executive under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by the Executive.

11.	Acknowledgement of Full Payment. The Executive hereby acknowledges and agrees that, without limitation of Section 6 of this Agreement, the payments and benefits to be provided under, or referenced in, Sections 5, 6, 7 and 8 of this Agreement are in complete satisfaction of any and all compensation due to the Executive from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as provided in the Agreement for Consulting Services, no further compensation of any kind is owed or will be paid to the Executive other than vested employee benefits accrued through the Separation Date.

12.	Status of Employee Benefits and Paid Time Off. Without limitation of and subject to Section 8(b), the Executive’s participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans, provided that nothing herein is intended to or shall be interpreted as preventing the Executive from exercising any rights he may have pursuant to the federal law known as COBRA to continued coverage under the Company's group health insurance plan. The Executive will not continue to earn CTO after the Separation Date.

13.	Confidentiality and Non-Disparagement.

(a) The Executive agrees that he will not disclose the fact of his resignation as provided herein or any other terms or provisions of this Agreement, directly or by implication, except to members of his immediate family and to his legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. Notwithstanding the foregoing, (i) the restrictions set forth in this Section 13(a) shall not apply to the extent the fact of the Executive's resignation or such other term or provision of this Agreement has been publicly disclosed by the Parent or otherwise becomes public knowledge without breach by the Executive of this Section 13(a), (ii) the Executive's disclosure to third parties as described in a letter dated the date hereof from the Executive to the CEO shall not constitute a breach or violation of this Section 13(a) and (iii) this Section 13(a) shall not prohibit the Executive from making any legally required filing or giving any required testimony in connection with any legal or regulatory proceeding.

(b) Neither the Executive, on the one hand, nor the senior management of the Company or the Parent in authorized corporate communications, on the other hand, shall make any public statement which disparages the other party. It shall not be a violation of this Section 13(b) for any party to make any legally required filing or to give required testimony in connection with any legal or regulatory proceeding.

14.	Purchase of Computer; Legal Fees.

(a) On the Separation Date, the Executive shall be eligible to purchase the laptop computer, accessories, monitor and printer that were previously made available for his use by the Company for the amount of One Dollar; provided that no later than one week prior to the Separation Date (or within one week after the Separation Date if the Separation Date occurs prior to August 15, 2008, the Executive shall make available to the Company’s information technology staff the laptop computer and any accessories designated by them for the purpose of purging any confidential and proprietary information of the Company stored thereon.

(b) The Company shall pay, or reimburse the Executive for the legal fees, charges and disbursements of the Executive's counsel, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") actually incurred in connection with the negotiation and execution of this Agreement and the Agreement for Consulting Services in an amount not to exceed Fifteen Thousand Dollars ($15,000). Such reimbursement or payment shall be made by the Company within ten business days of the Executive's or Skadden's submission to the Company of an invoice or invoice in Skadden's customary form (including a reasonable time detail and evidence of internal charges and disbursements), which submission shall be made no later than thirty (30) days after the Effective Date.

15.	Miscellaneous.

(a) This Agreement and the Agreement for Consulting Services constitute the entire agreement between the Executive and the Company, and supersede all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to the Executive’s employment, its termination and all related matters, including without limitation the Employment Agreement and the ERA, except (i) to the extent provided in (A) Section 6(b) with respect to the Executive's rights under the Stock Plans, (B) Section 8(b) with respect to severance payments and benefits and (c) Section 16 with respect to definitions and (ii) that the Executive’s obligations with respect to the securities of the Company, and any obligations the Executive has to the Company, its parent, subsidiaries and other affiliates, under the Employment Agreement or otherwise by contract or at law, with respect to confidentiality, non-competition, or non-solicitation of employees, customers and others, all of which shall remain in full force and effect in accordance with their terms (collectively, the “Preexisting Obligations”). For the avoidance of doubt, the Preexisting Obligations shall include, without limitation, the Executive's obligation to refrain from competitive activity and solicitation for a period of eighteen (18) months following the Separation Date as set forth in Section 9 of the Employment Agreement. If any of the Executive’s obligations under the Preexisting Obligations are inconsistent with the Executive’s obligations under this Agreement or the Agreement for Consulting Services, the Executive’s obligations under this Agreement and the Agreement for Consulting Services shall govern.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and the CEO or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c) The Executive acknowledges that he is a “specified employee” under Treas. Regs. § 1.409A-1(i). Any amounts payable under this Agreement that constitute deferred compensation subject to Section 409A (“Section 409A”), of the Internal Revenue Code of 1986, as amended (the "Code"), as determined by the Company in its reasonable discretion, that would (but for this sentence) be payable within six (6) months following the Separation Date shall instead be paid on the date that follows the Separation Date by six (6) months and one day. The Executive and the Company hereby agree that the payments and benefits provided or described in this Agreement (i) do not violate the provisions of Section 409A and (ii) will not result in the imposition of excise tax on Executive pursuant to the operation of Section 4999 of the Code.

(d) This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

16.	Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 16 or elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

(a) "Cause" shall have the meaning set forth in the second sentence of Section 5(c) of the Employment Agreement.

(b) "ERA" shall have the meaning set forth in Section 5(b)(i) of the Employment Agreement.

(c) "Good Reason" shall mean any of the actions described in clause (ii) or (iv) of the definition of Good Reason set forth in Section 5(e) of the Employment Agreement or a breach by the Company or the Parent of this Agreement provided, however, that it shall not constitute Good Reason for the Company to change the Executive's position or duties in a manner permitted by this Agreement.

17.	Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at the Parent's principal place of business, attention of the Chief Executive Officer of the Parent, or to such other address as either party may specify by notice to the other actually received.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

Nicholas Lazaris	Keurig Incorporated

/s/ Nicholas Lazaris	By:	/s/ Frances Rathke

3/31/08	3/31/08
Dated	Date

Green Mountain Coffee Roasters, Inc. shall be a party to this Agreement, but solely with respect to its agreements with respect to Section 3 and Stock Options under Section 6, and with respect to Section 8(b) to the extent applicable.

Green Mountain Coffee Roasters, Inc.

	By:	/s/ Lawrence Blanford

3/31/08
Date

EXHIBIT A

Outstanding Grants of Stock Options to Nicholas Lazaris as of the date of the Separation and Transition Agreement to which this option schedule is Exhibit A (the "Agreement"):

						Vesting Schedule
Grant Number	Option Type	Grant Date	Grant Price	Shares Granted	Stock Plan	Vest Date	Shares	Expiration Date
0000002007	ISO	06/15/2006	$2.910000	5,649.000000	1995KEURIG	02/26/2007	5,649.000000	02/26/2013

0000002008	ISO	06/15/2006	$2.910000	5,484.000000	1995KEURIG	10/30/2007	5,484.000000	10/30/2013

0000002009	ISO	06/15/2006	$2.910000	23,310.000000	1995KEURIG	10/30/2007	23,310.000000	10/30/2013

0000002010	NQ	06/15/2006	$3.340000	9,036.000000	1995KEURIG	06/10/2007	4,518.000000	06/10/2014
						06/10/2008	4,518.000000	06/10/2014

0000002011	NQ	06/15/2006	$4.360000	22,950.000000	2005KEURIG	04/07/2007	7,650.00000	04/07/2015
						04/07/2008	7,650.00000	04/07/2015
						04/07/2009	7,650.00000	04/07/2015	*

0000002012	NQ	06/15/2006	$9.880000	38,118.000000	2005KEURIG	02/02/2007	9,528.000000	02/02/2016
						02/02/2008	9,531.000000	02/02/2016
						02/02/2009	9,528.000000	02/02/2016	*
						02/02/2010	9,531.000000	02/02/2016	*

0000002013	NQ	06/15/2006	$12.340000	150,000.000000	LAZARIS	06/15/2007	37,500.000000	06/15/2016
					INDUCEMENT	06/15/2008	37,500.000000	06/15/2016
					GRANT	06/15/2009	37,500.000000	06/15/2016	*
						06/15/2010	37,500.000000	06/15/2016	*

0000002015	NQ	06/15/2006	$2.910000	13,254.000000	1995KEURIG	10/30/2007	13,254.000000	10/30/2013

0000002166	NQ	06/14/2007	$23.910000	24,000.000000	2006 GREEN	06/14/2008	6,000.000000	06/14/2017
					MOUNTAIN	06/14/2009	6,000.000000	06/14/2017	*
					COFFEE	06/14/2010	6,000.000000	06/14/2017	*
					ROASTERS PLAN	06/14/2011	6,000.000000	06/14/2017	*

0000002436	NQ	3/13/2008	$27.370000	19,100.000000	2006 GREEN	3/13/2009	4,775.000000	3/13/2018	*
					MOUNTAIN	3/13/2020	4,775.000000	3/13/2018	*
					COFFEE	3/13/2011	4,775.000000	3/13/2018	*
					ROASTERS PLAN	3/13/2012	4,775.000000	3/13/2018	*

Total				352,949.000000			352,949.000000

*	Indicates portions of the Stock Options that will expire upon the Separation Date, subject, however, to Section 6(b) of the Agreement.

EXHIBIT B

POST-EMPLOYMENT RELEASE OF CLAIMS

In exchange for and in consideration of the severance benefits to be provided to me by Keurig, Incorporated (the “Company”) in accordance with the Separation and Transition Agreement between me, the Company and the Parent referred to therein dated on or about March     , 2008 (the “Agreement”), which are conditioned on my signing this Post-Employment Release of Claims (this “Release of Claims”) and to which I would not otherwise be entitled, I, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its parent, and their subsidiaries and other affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or its termination or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and the fair employment practices laws of the state or states in which I have provided services to the Company, its parent and any of their subsidiaries and affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the Agreement from a breach thereof occurring after I sign this Release of Claims or under the Agreement for Consulting Services referred to in the Agreement, (ii) any rights I have to exercise any Stock Option pursuant to the Agreement and the applicable Stock Plan and/or the option agreement or other award documentation pertaining to the Stock Options; and (iii) any right of indemnification that I have pursuant to applicable law or the Articles of Incorporation or By-Laws of the Company and (iv) vested employee benefits under the employee benefit plans of the Company or its affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the Separation Date, as defined in the Agreement, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days following the Separation Date. I also acknowledge that I was advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other of those persons to whom reference is made in Section 13(b) of the Agreement before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. Further, I acknowledge that this Release of Claims is independent of, but does not supersede, the release of claims contained in the Agreement.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth or referred to expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by giving written notice to the Chief Executive Officer of the Company’s Parent, Green Mountain Coffee Roasters, Inc. prior to the expiration of that seven (7) days, and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:
Nicholas Lazaris

Date Signed: